Exhibit 10.J

Distribution Rights Agreement

AGREEMENT (the “Agreement”) dated as of April 1, 2006, by and between ABMS Health Care Pvt. Ltd. (hereinafter referred to as ABMS) having its principal offices at 61-B Kasturba Nagar, Bhopal 462024 (Madhya Pradesh) India and SEYCHELLE ENVIRONMENTAL PRODUCTS INC. (“SEYCHELLE”), having its principal offices at 33012 Calle Perfecto, San Juan Capistrano, CA 92675.

WHEREAS, ABMS now desires to be designated by SEYCHELLE as a distributor within India of the water filtration products manufactured and sold by SEYCHELLE which products are described on Exhibit “A” hereto (and are each herein referred to individually as a “PRODUCT” and, collectively, as the (“PRODUCTS”), and thereby to have and hold the right to distribute and sell each of the PRODUCTS within India during the time periods provided herein; and

WHEREAS, ABMS now desires to set up a manufacturing operation in India to make certain of Seychelle’s PRODUCTS: and

WHEREAS, SEYCHELLE is willing to designate and empower ABMS as a distributor and manufacturer of the PRODUCTS in India on the terms and conditions and set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Distribution Rights.

A.	SEYCHELLE hereby grants to ABMS the right to distribute and sell each of the PRODUCTS within India on an on-going basis, and for a minimum of ten (10) years.
B.
ABMS shall have the right of first refusal to handle sales of any third party orders provided that they can meet the terms and conditions of such a transaction within thirty (30) days of receipt of order.

C.
ABMS shall have the right to represent itself as a distributor for each of the PRODUCTS within India in printed communications, public marketing and promotional materials and in any discussions with private parties or governmental agencies within India.

2. Obligations of ABMS as Distributor.

A.
In consideration of the grant of Distribution Rights made to ABMS in Section 1., above, ABMS hereby agrees that it will undertake, at its own reasonable expense and using reasonable best efforts, to obtain all necessary governmental licenses, permits and approvals required to allow the sale of the PRODUCTS within India prior in each case to its commencement of distribution and sale activities of that PRODUCT in India.

B.
In addition, ABMS agrees that it will use reasonable best efforts, at its own expense, to open distribution channels for each of the PRODUCTS within the private, governmental, education and military sectors within India.

C.	ABMS shall be exclusively responsible for all sales, promotion and marketing expenses relating to its distribution and sale of PRODUCTS in India.

D.
ABMS covenants and agrees that it will not distribute or resell any PRODUCTS purchased directly from SEYCHELLE, or manufactured by ABMS in India, other than in India, without first advising SEYCHELLE of its intention, and receiving SEYCHELLE’S prior written approval to do so.

3. Obligations of ABMS as Manufacturer.

The intent of this Agreement is to enter into a business relationship whereby manufacturing for the PRODUCTS is done in India exclusive of SEYCHELLE’S proprietary filters, ozone reactors, Ultra Filtration (UF) membranes, and Vending Machines (which will be covered by a separate Agreement). This is further covered in Section 5, below (Understanding The Business Relationship). In the event that ABMS purchases PRODUCTS from SEYCHELLE which are manufactured in the USA, the following applies:

A. Price of PRODUCTS to ABMS:

(i) SEYCHELLE hereby agrees to sell to ABMS, on presentment of written purchase orders therefore, such quantity or quantities of each PRODUCT as AMBS shall request, in each case at the per unit price for such PRODUCT established by SEYCHELLE from time to time for purchase orders based upon current OEM pricing. (A schedule of such prices as currently offered by SEYCHELLE is annexed as Exhibit “B” hereto.) In addition, SEYCHELLE agrees to afford to ABMS the benefit of any volume discount(s) offered to any SEYCHELLE customers with respect to each PRODUCT on a “most favored nation” basis.

(ii) ABMS shall be responsible for all costs of shipping the purchased PRODUCTS from point of manufacture.

B.  Commitment to Supply Products: SEYCHELLE represents and agrees that SEYCHELLE will use all commercially reasonable efforts to manufacture and deliver any PRODUCTS ordered by ABMS on a priority basis, but in all events in a timely fashion.

C. AMBS as a Manufacturer: SEYCHELLE will help ABMS set up local manufacturing under the terms and conditions set forth in EXHIBIT “C.”

4. Further Covenants.

The parties hereto understand and agree that their mutual cooperation will be important and integral to the success that ABMS may achieve in opening sales and distribution channels for the PRODUCTS in India. Accordingly:

A. SEYCHELLE hereby covenants and agrees that it shall cooperate with marketing, sales, public relations and other personnel of ABMS in support of it’s efforts to manufacture, distribute and sell PRODUCTS in India.

B.
SEYCHELLE further covenants and agrees that, at ABMS’s request, upon reasonable advance notice, SEYCHELLE shall make available a representative of its senior management who will travel to India, for a period of up to one (1) week, to promote the PRODUCTS and support ABMS’s sales and distribution efforts at the start of our business relationship. ABMS will be solely responsible for all expenses of such travel (including, but not limited to, airfare (business class), hotel accommodations, local transportation and meals), but will not be required otherwise to compensate SEYCHELLE for the time or participation of its representative in such visits.

C.	ABMS covenants and agrees that it shall bear its own expenses in the performance of its duties hereunder.

5.
Understanding the Business Relationship. ABMS and SEYCHELLE agree to enter into this Agreement for the purpose of manufacturing and distributing the PRODUCTS in India and its sub-continent and in other such regions where there may be non-conflicting business opportunities.

For Vending Machines, the parties agree to detail the terms and conditions in a separate Agreement, with the intent to manufacture and distribute them in India with an ownership split of 60% to ABMS and its investors, and 40% to SEYCHELLE.

6. Termination of the Agreement

If the parties to this Agreement shall at any time commit any breach of any provision, covenant or condition of this Agreement, and shall fail to remedy such within ninety (90) days of written notice by the other party, that party shall be in material breach of this Agreement. In such an event, the non-breaching party may at its option, and without limitation, cancel and terminate this Agreement by notice in writing to such effect and claim damages owing to it.

For purposes of this Agreement, “breach” shall be defined as:

FOR ABMS:

1.	Failure to perform any obligations under this Agreement.
2.	Is declared insolvent or bankrupt or makes a bankruptcy filing or an assignment or similar arrangement for the benefit of its creditors or ceases active business operations.
3.	Attempting to copy any or all SEYCHELLE technologies with the idea of competing directly against SEYCHELLE, or avoiding any payments due SEYCHELLE.

FOR SEYCHELLE:

1.	Willfully refuses or is unable to supply filters or technology as set forth in this Agreement.
2.	Failure to perform any other obligations or covenants set forth in this Agreement.

7. Indemnification.

A. SEYCHELLE warrants and represents to ABMS that (i) SEYCHELLE has full power and authority to grant the Distribution and Manufacturing Rights to ABMS, (ii) no approval or consent of any third party is required to enable SEYCHELLE to make such grant or for ABMS thereupon to be entitled to exercise the full rights and benefits intended thereby, and (iii) the grant thereof will not breach any license, patent or other right or agreement to which SEYCHELLE is a party with respect to SEYCHELLE’S rights and authority to manufacture and sell each of the PRODUCTS.

B. SEYCHELLE shall defend and indemnify ABMS and hold its members, managers, officers, employees and agents harmless against all claims and losses (including reasonable attorney’s fees and costs incurred in investigating or defending against any such claims) suffered by ABMS in connection with or as a result of a breach of the representation and warranty made by SEYCHELLE in subsection A. above.

C. Conversely, ABMS agrees that it shall defend and indemnify SEYCHELLE and hold its, managers, officers, employees and agents harmless against all claims and losses (including reasonable attorney’s fees and costs incurred in investigating or defending against any such claims) suffered by SEYCHELLE in connection with or as a result of the gross negligence, misrepresentation, or willful misconduct of ABMS or its personnel in the performance of ABMS’s duties hereunder.

D. SEYCHELLE further shall defend and indemnify ABMS and hold its members, managers, officers, employees and agents harmless against all claims and losses (including reasonable attorney’s fees and costs incurred in investigating or defending against any such claims) suffered by ABMS in connection with or as a result of any claim of breach of implied warranty or of product liability with respect to any PRODUCT manufactured by SEYCHELLE, purchased by ABMS and thereafter distributed.

8. Miscellaneous Provisions.

A. Modification: No modification, waiver or amendment of any term or condition of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives.

B. Waiver: Failure by either party at any time to require performance by the other party or to claim a breach of any term of this Agreement will not be construed as a waiver of any right under this Agreement, will not affect any subsequent breach, will not affect the effectiveness of this Agreement or any part thereof, and will not prejudice either party as regards any subsequent action.

C. Severability: If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall be unimpaired.

D. Complete Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerning the subject matter hereof.

E. Assignment: This Agreement may not be assigned, in whole or in part, by either party hereto without prior written consent shall not be unreasonably withheld.

F. Governing Law
This agreement shall be constituted according to the laws of India as the entire manufacturing process and the establishment of units and the distribution and sale of the PRODUCTS are subjected to India and its sub-continent. In case of any dispute between the parties, the same shall be referred to an Independent Arbitrator appointed with the mutual consent of the parties and the place of arbitration would be in Mumbai (India) and the provisions of the Arbitration and Reconciliation Act, 1996 would be applicable to the proceedings before the Arbitrator and the decision of the Arbitrator shall be binding on both the parties.

G. Compliance with Laws: The parties hereto represent and agree each for itself that they and their respective employees, agents and subcontractors will comply with all applicable local laws, ordinances, regulations and codes in the performance of their respective services, duties and obligations under this Agreement.

H. Force Majeure: Either party is excused from performance and shall not be liable for any delay in performance or delivery or for non-performance or non-delivery, in whole or in part, caused by the occurrence of any contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, accident, explosion, flood, storm, acts of God and similar occurrences. Either party may terminate or suspend its obligations under this Agreement if such obligations are prevented by any of the above events to the extent such events are beyond the reasonable control of the party whose reasonable performance is prevented.

I. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same.

J. Notices: All notices to be given and payments to be made to ABMS hereunder shall be sent to ABMS 61-B Kasturba Nagar, Bhopal 462024 (Madhya Pradesh), India attention: Mr. Sarang Bhand, Director. All notices to SEYCHELLE, to be made hereunder shall be given or made to SEYCHELLE at 33012 Calle Perfecto, San Juan Capistrano, CA 92675. Attention: Mr. Richard Parsons, Executive VP. All notices shall be sent by registered or certified mail or by a nationally recognized overnight delivery service and shall be deemed to have been given at the time such notice is received.

8. Survival Provisions.

The terms and provisions of the Agreement that by their sense and context to survive the performance hereof by either party or by other parties hereto shall so survive the completion of performance and termination of this Agreement, including without limitation the making of any and all payments due hereunder unless otherwise noted.

9. Confidentiality.

A. The information furnished or disclosed by either party to the other in connection with this Agreement and the performance of the respective party’s services, duties and obligations hereunder, may contain or reflect confidential information with respect to the business operations and practices of the parties, any selling properties and/or buying sponsors (“Confidential Information”). Confidential Information furnished by either party to the other shall be used exclusively and only in connection with this Agreement.

B. The parties hereto acknowledge and agree that the unauthorized disclosure of use of any Confidential Information may cause immediate and irreparable injury to the party which has disclosed that Confidential Information to the other party, injury which can not be adequately compensated by monetary damages. Accordingly, each party hereto authorizes the other party to seek any temporary or permanent injunctive relief necessary to prevent such disclosure or use, or threat thereof. Further, each party hereto consent to the jurisdiction of any federal or state court sitting in the State of California for purposes of any suit seeking such injunctive relief, and consents to the service of process therein by certified or registered mail, return receipt requested.

ACCEPTED AND AGREED TO:

ABMS

By: ________________________    Date ___________________
Sarang Bhand, Director

SEYCHELLE

By: _________________________   Date: ___________________
Richard Parsons, Executive VP

EXHIBIT “A”

The PRODUCTS covered by this Agreement include, but are not limited to, the following:

For Local Manufacturing:

-	Portable filter bottles (Flip Top and Bottoms Up)
-	Portable canteens

For Importing:

-	In-line hydration filters and packs
-	Pure water bags and pumps
-	Shower filters
-	Countertop filter systems
-	Pitchers
-	Straws

Note: PRODUCTS noted as imports may later be included for local manufacturing.

EXHIBIT “B”

ABMS purchase of PRODUCT from SEYCHELLE will be priced as follows:

1.	Portable Bottles

- Flip Tops (Advanced Filters- no sleeves): $6.00
- Flip Tops with sleeve: 6.25
- Bottoms Up and Canteens “same as above”

Pricing of other products will be covered by separate correspondence as needed.

2.	Advanced Filters

Quantity Pricing

1 to 149,999 $2.75
150,000 to 249,999 2.50
250,000 plus 2.25

3.	Terms and Conditions

-	FOB our plant in San Juan Capistrano, CA.
-	Payment in US dollars.
-	Prices subject to change with sixty (60) days written notice.
-
Irrevocable Letters of Credit written as follows: release of 50% of the funds to SEYCHELLE upon the placement of the order; 50% released by the Bank upon presentation of Bill of Lading and all other documents when shipment is released by SEYCHELLE to the freight forwarder.

EXHIBIT “C”

SEYCHELLE will help ABMS set up manufacturing in India as follows:

1.	Payment

SEYCHELLE will be paid $250,000 (US) for setting up local manufacturing for ABMS.

2.	Payment Schedule

Payments will be as follows:

-	$150,000 when molds are ordered.
-	$100,000 when SEYCHELLE personnel deliver the molds and work with ABMS to set up assembly (approximately 45 to 60 days later).
-	Both payments are to be wire transfers.

3.	Products

PRODUCTS will be the Flip Top, Bottoms Up and Military Style Canteen.

4.	Plan detail.

A.	SEYCHELLE will order (and pay its suppliers cash up front) molds for:

-	Flip Top Bottle: which consists of a bottle and cap (cap, mouthpiece, gasket, stem for filter and O-ring). This consists of 5 molds.
-
Bottoms Up Bottle: which consists of a bottle and cap (same as Flip Top) as well as filter stem extender and bottom cap (tether, tether insert, cap, gasket, and plastic Chlorine tablet housing). This consists of a total of 11 molds - 6 for the top assembly, and 5 for the bottom cap.

-	Military Canteen: which consists of a bottle, cap (pull top and screw-in filter for replacement) poppett top and male adapter. This will be a total of 3 molds.
-	Check Valve: if we supply these out of China, they are at $.12 each.

B.	India manufacturing capability.

Prior to ordering molds, SEYCHELLE will need to understand the injection and blow molding capability of manufacturing companies in India to insure compatibility with the molds before manufacturing. SEYCHELLE will work with ABMS to search out and set up local sourcing if necessary.

When SEYCHELLE orders the molds, SEYCHELLE will also order jigs, tooling (such as fixtures for putting on sleeves), hot pots for filter gluing and bulk glue (SEYCHELLE uses a special blend).

C.	Timetable

Upon receipt of order and payment, the molds will be ordered and delivery should be in 45 days. It will take an additional 15 days to tune the tooling to insure that the finished product meets production specifications.

As the molds are being made, SEYCHELLE will work with ABMS personnel to set up assembly operations in your facility. This will include storage, product picking, inventory control, training, assembly (SEYCHELLE will provide a detailed plant layout), quality control and shipping. This should commence in the first 45 days which means that ABMS will have to build the infrastructure beforehand. SEYCHELLE will send to India its Operations Manager for this purpose. SEYCHELLE will pay for his salary and transportation, and we ask that ABMS pay for his room and board.

D.	Getting started.

Recognizing that the above may well take 90 days to execute, SEYCHELLE will send to ABMS parts and filters for 5,000 Flip Tops and 5,000 canteens (or whichever ABMS wants) at SEYCHELLES cost so that assembly can begin (with all of the above details) and sales can be “jump started.” This will enable ABMS to serve some of ABMS’S customers without typical “start-up” worries and help train ABMS production and management people in the product line.